Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP RECEIVES NASDAQ STAFF DEFICIENCY LETTER

CORNELIA, GA.—September 18, 2009—Habersham Bancorp (NASDAQ: HABC) (the “Company”) today announced that on September 15, 2009, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it fails to comply with Nasdaq’s minimum market value of publicly held shares (the “MVPHS”) requirement for continued listing set forth in Nasdaq Marketplace Rule 5450(b)(1)(C) (the “Rule”), which requires companies to maintain a MVPHS of at least $5,000,000.

In accordance with Marketplace Rule 5810(c)(3)(D), the Company will be provided 90 calendar days, or until December 14, 2009, to regain compliance.  If, at any time before December 14, 2009, the MVPHS of the Company’s common stock is $5,000,000 or greater for a minimum of 10 consecutive trading days, the Staff will provide written notification to the Company that it has achieved compliance with the Rule.  If the Company does not regain compliance with the Rule by December 14, 2009, the Staff will provide written notice that the Company’s common stock will be delisted.  At that time, the Company may appeal the Staff’s determination to delist its securities to a Listing Qualifications Panel.

The Company cannot predict whether it will achieve compliance with the Rule by the stated deadline.  As a result, it is considering potential alternatives for the listing of its common stock, including submission of an application for transfer to the Nasdaq Capital Market or the Over-the-Counter Bulletin Board.  The Company has not yet made a determination in that regard.